Exhibit 99.2

Energy XXI

AIM RESERVES INFORMATION

26 September 2007

Energy XXI (Bermuda) Limited (AIM: EXXS, EXXI) (NASDAQ: EXXI) the “Company") herein provides the proved reserves and probable and possible resources information and associated valuations as required by AIM, released as a supplement to the Company’s fiscal year-end results, announced separately today.

	June 30, 2007

	Oil (MBBL)	Condensate (MBBL)	Gas (MMCF)	Equivalent (MBOE)	PV10 ($000)

Proved Developed Producing	10,345	64	53,272	19,288	695,279
Proved Developed Non-Producing	9,976	593	43,479	17,816	524,145
Proved Undeveloped	8,819	543	55,081	18,542	366,566
Proved Reserves	29,140	1,200	151,832	55,645	1,585,990
Probables	7,532	416	66,356	19,007	496,897
Proved + Probables	36,672	1,616	218,188	74,653	2,082,887
Possibles	4,275	758	45,490	12,615	302,887
Total Resources	40,947	2,374	263,678	87,267	2,385,774

Reserves Data
Fiscal year ended June 30, 2007 estimates of proved reserves and probable and possible resources attributable to the Company’s net interests in oil and gas properties were prepared by Miller and Lents, Ltd., Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent oil and gas consultants.
The U.S. Securities and Exchange Commission recognizes only proved reserves and discourages discussion of unproved reserves.  Guidelines set out by AIM, a market operated by the London Stock Exchange, require AIM quoted companies such as Energy XXI to report probable and possible resources in addition to proved reserves. The supplemental data shown above are therefore presented for consideration as recipients deem appropriate.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Collins Stewart Europe Limited and Jefferies International are Energy XXI listing brokers in the United Kingdom.  In the United States, BMO Capital Markets, Collins Stewart, Dahlman Rose & Co., Jefferies & Company, Natexis Bleichroeder and Sterne Agee & Leach, Inc. are market makers. To learn more, visit the Energy XXI website at www.energyxxi.com.

GLOSSARY

Reserves and Resources:

Proved Oil and Gas Reserves–  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Proved Developed Reserves– Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Probables– Probables are those unproved resources that analysis of geological and engineering data suggest are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables. In general, probables may include (1) resources anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) resources in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area, (3) incremental resources attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) resources attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid and reservoir characteristics appear favorable for commercial application, (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally higher than the proved area, (6) resources attributable to a future workover, treatment, retreatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells that exhibit similar behavior in analogous reservoirs, and (7) incremental resources in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more resources than can be classified as proved.

Possibles– Possibles are those unproved resources that analysis of geological and engineering data suggest are less likely be recoverable than probables. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables and possibles. In general, possibles may include (1) resources that, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) resources in formations that appear to be petroleum-bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental resources attributed to infill drilling that are subject to technical uncertainty, (4) resources attributed to improved recovery methods when reasonable doubt exists that the project will be commercial, and (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally lower than the proved area.

Other terms:

Barrel– unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE– barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d– barrels of oil equivalent per day.

Field– an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBBL– thousand barrels of oil.

MBOE– thousand barrels of oil equivalent.

MMBOE– million barrels of oil equivalent.

MMCF– million cubic feet of gas.

PV10– the estimated present value of the resource, discounted at a 10 percent annual rate.

For further information contact:

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com
Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com